Exhibit 99.1

Intuitive Announces New Chief Commercial and Marketing Officer Taylor Patton
Current Chief Commercial and Marketing Officer Henry Charlton to become SVP of Global Business Operations

SUNNYVALE, Calif., May 28, 2026 (GLOBE NEWSWIRE) -- Intuitive (NASDAQ: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today announced the promotion of Global Senior Vice President of Intuitive’s endoluminal business Taylor Patton to Chief Commercial and Marketing Officer, effective July 1.

Patton will join Intuitive’s Executive Leadership team and succeed Henry Charlton, who will assume the role of Senior Vice President of Global Business Operations. Charlton will work closely with Patton to support a smooth transition advancing Intuitive’s global impact and excellence in support of customers and their work to expand access to minimally invasive care.

Patton’s deep experience across Intuitive’s da Vinci, Ion and Digital platforms will maximize opportunities for consistent and world-class customer support while scaling commercial operations to meet the demands of continued global growth.

"Taylor has spent nearly two decades with Intuitive, building and scaling teams across multiple business units and geographies," said Intuitive CEO Dave Rosa. "He is uniquely positioned to lead at this moment in Intuitive's journey – having demonstrated the ability to launch new technologies, build new commercial organizations, and earn trust with customers around the world.”

"We are grateful for Henry’s outstanding leadership and contributions, which have been instrumental in establishing Intuitive as a global healthcare leader that has enabled physicians to serve over 20 million patients," continued Rosa. “In his new position, Henry will focus on Intuitive’s role in generating value for patients, physicians, and health care systems globally, and ensuring our customers receive world-class support no matter where they are.”

Patton has held leadership positions at Intuitive spanning commercial, marketing, and clinical application engineering. As global senior vice president of Intuitive’s endoluminal business, he led the worldwide launch and growth of Intuitive's Ion platform, a complex, multi-geography initiative that required building new commercial organizations, establishing clinical programs, and introducing a differentiated technology to diverse healthcare systems around the world.

"We are at a pivotal time in our journey to provide better care to patients, and I am fully committed to building on the exceptional foundation that Henry and our commercial teams have worked hard to create," said Patton. "Our customers are focused on delivering meaningful and differentiated outcomes for their patients and reducing the total cost to treat. Our goal is to provide customers the tools, support, training, and resources they need to succeed – ultimately helping them achieve the Quintuple Aim across every platform, in every geography."

"It has been a privilege to be a part of Intuitive since 2003, and I am excited about the opportunity to contribute to our next chapter as we continue to transform the future of healthcare,” said Charlton.

Contact:
Media.inquiries@intusurg.com
408-523-8181 ext. 6934681

About Intuitive
Intuitive (NASDAQ: ISRG), headquartered in Sunnyvale, California, is a global leader in minimally invasive care and the pioneer of robotic surgery. Our technologies include the da Vinci surgical system and the Ion endoluminal system. By uniting advanced systems, progressive learning, and value-enhancing services, we help physicians and their teams optimize care delivery to support the best outcomes possible. At Intuitive, we envision a future of care that is less invasive and profoundly better, where disease is identified early and treated quickly, so that patients can get back to what matters most.